Exhibit 12

Fasken Martineau DuMoulin LLP	333 Bay Street, Suite 2400	T +1 416 366 8381
Barristers and Solicitors	P.O. Box 20	+1 800 268 8424
Patent and Trade-mark Agents	Toronto, Ontario M5H 2T6	F +1 416 364 7813
	Canada	fasken.com

January 27, 2021

Board of Directors for RYSE Inc.

20 Camden St.

Toronto Ontario

M5V 1V1

Attention: Trung Pham

Dear Sir/Mesdames:

Re:      Offering of Class B Common Shares of RYSE Inc.

We have acted as counsel to RYSE Inc. (the “RYSE”) in connection with its offering (the “Offering”) of 2,104,718 Class B Common Shares (the “Class B Shares”) in the capital of RYSE as described in RYSE’s U.S. offering statement on Form 1-A and Canadian offering memorandum on Form 45-1 06F2 (together the “Offering Documents”).

Scope of Examination

In order to render our opinions, we have examined and are relying on originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	a certificate (the “Officer’s Certificate”) of an officer of RYSE dated the date hereof, certifying certain factual matters, including: (i) the articles of incorporation of RYSE, as amended, and (ii) resolutions regarding the issuance of the Class B Shares; and

(b)	a certificate of status for the RYSE dated January 27, 2021 issued by the government of Canada pursuant to the Canada Business Corporations Act (the “Certificate of Status”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and such other documents as we have deemed necessary or relevant as a basis for the opinions expressed below and we have considered such questions of law and have examined such published statutes and regulations of the Province of Ontario and of Canada applicable therein as they exist on the date hereof and we have made such other investigations and inquiries as we considered necessary or relevant as a basis for our opinions.

1

Assumptions

As a basis for our opinions, we have made the following assumptions and have relied upon the following:

(a)	all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as certified, conformed or photostatic copies conform to authentic and complete original documents;

(b)	all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(c)	no opinion is being rendered with respect to the truth or accuracy of any of the Offering Documents or any portion thereof;

(d)	we have relied as to various matters of fact, without independent verification, on the Officer’s Certificate and the Certificate of Status and other documents referred to above and have assumed that they are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter; and

(e)	all relevant individuals had full legal power, capacity and authority at all relevant times.

Qualification

Whenever our opinion refers to “fully paid and non-assessable”, no opinion is expressed as to the adequacy of any consideration received or to be received by RYSE for the issuance of the Class B Shares.

Jurisdiction

The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case as in force on the date hereof.

Opinions

Based and relying upon the foregoing, as of the date hereof, we are of the opinion that the Class B Shares have been validly created and issued and are outstanding as fully paid and non-assessable shares in the capital of RYSE.

The foregoing is provided solely for the benefit of the Securities Exchange Commission and may be relied upon only for the purpose of the offering of the Class B Shares that are the subject of this opinion letter. The foregoing is not to be transmitted to any other person nor is it to be relied upon by any other person for any other purposes or quoted or referred to in any document or filed with any governmental agency or other person without our prior written consent. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances which may come to our attention after the date hereof or any changes in law which may occur after the date hereof.

Yours very truly,

Fasken Martineau DuMoulin LLP

2